Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual report on Form 10-K of our report dated March 14, 2023, relating to the consolidated financial statements of Liquidmetal Technologies, Inc. as of December 31, 2022 and to all references to our firm included in this Annual Report.

Certified Public Accountants

Lakewood, CO

March 14, 2023